EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 12, 2007, accompanying the financial statements and schedule (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the Company’s change in method of accounting for stock-based compensation as a result of adopting Statement of Financial Accounting Standards No. 123(R), Share-Based Payments, effective January 1, 2006, and relating to the note reference that the Company’s 2005 financial statements have been restated) and management’s assessment of the effectiveness of internal control over financial reporting included in the annual report of TASER International, Inc. on Form 10-K for the years ended December 31, 2006 and 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statement of TASER International, Inc. on Form S-8 (File No. 333-89434, effective May 31, 2002).
GRANT THORNTON LLP
/s/ Grant Thornton LLP
Phoenix, Arizona
March 12, 2007